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                6222 185th Avenue NE Redmond, Washington 98052 ph (425) 702-8808
                                                              fax (425) 702-8828

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                                                                   EXHIBIT 10.37

                                               April 12, 1999

[LOGO]
concur
TECHNOLOGIES


Alan Brown
50 Judith Drive
Danbury, CT 06811

Dear Alan:

Concur Technologies, Inc. ("Concur" or the "Company") is pleased to offer you the position of Executive Vice President of Marketing, reporting to Steve Singh, President and CEO. Compensation for this position is $16,666.67 per month.

You will be eligible to earn a bonus target of $50,000 on a Fiscal Year basis. The Fiscal Year is October 1, 1998 through September 30, 1999. This bonus will be based on a "to be determined" performance metric. We will solidify the details of your individual plan within 30 days of your start date.

If you accept our offer, you will be granted an option to purchase 125,000 shares of Common Stock. This option will vest with respect to one-fourth (25%) of the shares after one year, with the balance vesting in equal monthly increments over the succeeding three years. Based on your acceptance of the terms of this offer, the per share price of your options will be set as the closing price of the Company's Common Stock, as reported at the end of the trading day, on your first full day of employment with Concur.

Our offer includes the following relocation assistance. Actual relocation expenses for you to relocate to the Seattle area; the reasonable cost of moving your household goods from the Danbury area; storage of your household goods up to 90 days; and temporary housing expenses up to 90 days or until you find a permanent residence in the Seattle area, and up to 90-days auto rental. The Company will pay for up to six return trips between Seattle and Danbury during this 90 day period. The Company will pay up to a maximum of $20,000 to be applied to real estate costs. In addition, you will be reimbursed for expenses associated with a 3 day house hunting trip to the Seattle area for purposes of locating a permanent residence. All relocation assistance will be provided as per the guidelines set forth in the attached Relocation Policy. In the unlikely event that you voluntarily terminate employment with Concur Technologies within twelve (12) months of your start date, you agree to reimburse the Company for all relocation expenses incurred by the Company on your behalf.

Attached is a summary of benefits Concur makes available to employees in positions similar to the one offered to you. Medical and Dental coverage is effective immediately upon your start of work with the Company. Our 401(k) Plan and Employee Stock Purchase Plan (ESPP) have enrollment dates throughout the year. The details of our plans and enrollment information will be covered on or shortly after your start date.

                                               Alan Brown
                                               April 12, 1999
                                               Page 2



We ask that you complete the enclosed Employee Confidential Information and Inventions Agreement (the "Confidentiality Agreement") prior to commencing employment. In part, the Agreement requires that an employee refrain from using or disclosing the Company's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Concur or its employees.

This agreement does not prevent a former employee from using his or her general knowledge and experience, no matter when or how gained, in any new field or position.

This letter and the Confidentiality Agreement represent a formal statement concerning the terms of your proposed employment and constitute a formal offer of employment to you. As such, these documents supersede and merge any earlier proposal or prior arrangement, whether oral or written, between you and the Company, and any other communications between you and the Company regarding your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the compensation and benefits paid to you its other employees. In addition, this offer is conditioned upon your confirmation that there are no non-competition agreements or other contracts between you and any other party that would restrict or impair your right or ability to accept employment with or to work for the Company.

Under Washington State law, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right.

It is anticipated your start date will be on May 12, 1999. Should you have any questions with regard to any of the items indicated above, please feel free to call me. Your acceptance of this offer may be made by:

 .  Signing this original letter, Relocation Policy and the Confidentiality
   Agreement (in their entirety) and faxing them to this office at (425) 702-0674 by 3:00 pm. on Tuesday, April 13, 1999.

 . The signed originals must be received by Concur prior to your start date. A stamped, self-addressed envelope is enclosed for your convenience.

You will need to provide employment eligibility verification within three days of your start date. The U.S. Immigration and Naturalization Service law passed in 1986 requires this. Please bring identification with you on your first day so that we may complete the I-9 form during orientation.
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                                               Alan Brown
                                               April 12, 1999
                                               Page 3



Alan, we hope that you and Concur will find mutual satisfaction with your employment. All of us at Concur are very excited about your joining our team and look forward to a beneficial and fruitful relationship.

Sincerely,

 /s/ Bonnie J. Wood
---------------------
Bonnie J. Wood
Recruiting Manager



ACCEPTED BY:


 /s/ Alan Brown                              4/19/98
---------------------                  ---------------------
Alan Brown                             Date


Start date: 5/12/99

Concur Tcchnologies Relocation Policy
Revision date: June 18, 1998
Page 1 of 3


RELOCATION POLICY

The purpose of this policy is to minimize the inconvenience and financial hardship iucurred by new hires and their families when moving to a new location to join Concur Technologies, Inc. ("Concur" or the "Company"). The Company will pay a substantial portion of the actual reasonable and customary expenses, as defined below, incurred in moving family, household goods, and personal effects to a new location.

BEFORE THE MOVE
---------------

Househunting Trip

After accepting an offer, the new hire will be reimbursed for one round trip for his/herself and spouse for the purpose of seeking a permanent residence at the new location. Travel and living expenses will be allowed for up to three (3) days. Airfare (lowest priced coach fare) will be arranged by the Human Resources department, and paid for by the Company. Other expenses incurred on the trip (rental car, lodging, meals) will be reimbursed through the normal expense reporting procedure. Househunting trips are not authorized for relocation between the U.S.A. and international locations.

THE MOVE
--------

Travel to New Location

Air travel (lowest priced coach fare) will be arranged and paid for by the Company for the new employee and his/her family. In lieu of air travel for at least one member of the family, expenses for travel by the employee's personal automobile will be reimbursed at the current mileage allowance. Actual and reasonable living expenses (lodging, meals) will be reimbursed through the normal expense reporting procedure.

Shipment of Household Goods

The shipment of household goods and personal effects, including one automobile will be arranged and paid for directly by the Company. The Human Resources department uses several moving vendors and will make this selection on a case by case basis. This includes packing, unpacking, and the simple disconnecting and connecting of appliances. In addition, the Company will reimburse the cost of one full-size rental car for a period not to exceed 90 days, if necessary, while the new employee awaits arrival of his/her personal automobile.

If the new employee chooses not to use the services of the Company's moving vendors (i.e. pack and move themselves), they can be reimbursed for associated move costs (with submitted receipts) as long as the costs do not exceed the original estimate by one of the Company's vendors for the same move.

Storage

Storage of household goods in transit or at the ultimate destination for up to ninety (90) days will be reimbursed or directly paid by the Company whenever possible. This service will be arranged by the Human Resources Department.

Concur Technologies Relocation Policy
Revision date: June 18, 1998
Page 2 of 3


Exceptional Items/Issues

The new employee will be responsible for the associated cost of shipping firewood, building materials, airplanes, boats, trailers, automobiles in excess of one, or other exceptional heavy or bulky items (ICC regulations will be used for defining exceptional items). Also, special packing, disassembly or disconnecting services requiring third party specialist will not be reimbursed by the Company.

Insurance

In-transit insurance of $60,000 worth of coverage will be provided for the household shipment. This coverage may not cover replacement value of the household goods. The cost of additional insurance will not be paid for by the Company, but may be obtained at the new employee's sole expense.

Lease Breaking Expenses

In the event the new employee incurs a cost associated with breaking the lease, pertaining to his/her primary residence, Concur will reimburse such documented cost up to the equivalent of one month rental cost, not including security deposit costs.

AFTER ARRIVAL EXPENSES
----------------------

Temporary Housing

Temporary housing for the new employee and his/her immediate family will be arranged by the Human Resources department, using pre-approved temporary housing vendors, and will be reimbursed for a period up to ninety (90) days. If the new employee has located a permanent residence prior to the move, and will not need temporary housing, this allowance can be applied to the first month's rent/mortgage, provided that it does not exceed the estimate of 60 days in temporary housing.

TAXATION
--------

Concur Technologies is required to classify all moving expense reimbursements, whether paid directly to the employee or indirectly to a third party on behalf of the employee as either "qualified" or "non-qualified". Qualified moving expenses include only those reasonable expenses incurred for moving household goods and personal effects from the employee's former residence to the new residence, in transit storage expenses, lease breaking charges, and the reasonable costs (including lodging) of traveling from the former to the new residence, excluding any expenses for meals. All other moving expenses including househunting trips, temporary housing, and resettlement allowance are considered non-qualified expenses.

Qualified moving expenses are not reported as income on form W-2, i.e. they do not affect the employee's tax liability. Non-qualified moving expenses are considered not deductible by the employee and are reported as income on the W-2. The employee is solely responsible for maintaining adequate documentation to support any additional tax deductions claimed in connection with the move in his/her individual tax returns.

Concur Technologies Relocation Policy
Revision date: June 18, 1998
Page 3 of 3




RESPONSIBILITY
--------------


Human Resources Department

Is responsible for arranging and authorizing shipment and storage of household goods, air travel and temporary living accommodations.


New Hire

Is responsible for complying with the policy; submitting expenses timely and within one year from the date of the transfer or hire; keeping adequate documentation to support deduction reported on his/her tax returns; and for additional insurance coverage for the shipment of household goods, if desired.


Hiring Department

All expenses associated with the new hire relocation will be charged to the hiring department.